Exhibit 99.2

Azure Midstream Energy LLC

12121 Wickchester Lane, Suite 750

Houston, Texas 77079

January 19, 2017

Azure Midstream Partners, LP

12377 Merit Drive, Suite 300

Dallas, Texas 75251

Attention: Board of Directors

RE:                          Relinquishment of Option pursuant to the Option Agreement and Settlement Agreement

Ladies and Gentlemen:

Reference is made to (i) that certain Option Agreement (the “Option Agreement”), dated as of February 27, 2015, by and between Azure Midstream Energy LLC, a Delaware limited liability company (“AME”), and NuDevco Midstream Development, LLC, a Texas limited liability company (“NMD”), and (ii) that certain Settlement Agreement (the “Settlement Agreement”), dated as of March 31, 2016, among, Azure Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), Marlin Midstream, LLC, Marlin Logistics, LLC, Associated Energy Services, LP, NMD and Marlin IDR Holdings, LLC.

As you are aware, pursuant to the Option Agreement and the Settlement Agreement, AME holds an option (the “Option”) to acquire 20% of the Partnership’s common and subordinated units held by NMD as of February 27, 2015, which amount represents 387,853 common units representing limited partner interests in the Partnership and 1,744,909 subordinated units representing limited partner interests in the Partnership (collectively, the “Option Units”).  The Option expires, by its terms, on February 27, 2017.

Please be advised that AME, intentionally and voluntarily, hereby irrevocably relinquishes and releases, and absolutely and forever waives and abandons all of its rights, title, claim to and interests in and under, the Option and the Option Units, in each case with the express intent of terminating and not reclaiming or resuming ownership, possession or control of any such rights and without vesting any such rights in any other person.  As of the date hereof, the rights afforded to AME under or in respect of the Option are hereby irrevocably relinquished and released and of no further force or effect, either at law or in equity.

Sincerely,

Azure Midstream Energy LLC

By:	/s/ Amanda Bush
Name: Amanda Bush
Title: Chief Financial Officer

cc:	Michael A. Saslaw, Vinson & Elkins LLP
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201
Doug McWilliams, Vinson & Elkins LLP
W. Matthew Strock, Vinson & Elkins LLP
1001 Fannin Street, Suite 2500
Houston, TX 77002